UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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☐	Preliminary Information Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

AIADVERTISING, INC.

(Name of Registrant as Specified In Its Charter)

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AiADVERTISING, INC.

321 Sixth Street

San Antonio, TX 78215

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holder of a majority of the voting power of the stockholders of AiAdvertising, Inc., a Nevada corporation (the “Company” “we,” “us,” or “our”), has approved the following action without a meeting of stockholders in accordance with Section 78.320 of the Nevada Revised Statutes:

An amendment to our articles of incorporation to effect a reverse stock split of our common stock by a ratio of not less than 1-for-100 and not more than 1-for-1,000 at any time prior to the one year anniversary of filing the definitive information statement with respect to the reverse split, with the Board of Directors having the discretion as to whether or not the reverse split is to be effected, and with the exact ratio of any reverse split to be set at a whole number within the above range as determined by the Board in its discretion.

The action will become effective on the 20th day after the definitive information statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

	By	Order of the Board of Directors

/s/ Andrew Van Noy
Chief Executive Officer and Chairman
November 1, 2021

AiADVERTISING, INC.

321 Sixth Street

San Antonio, TX 78215

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about November 3, 2021.

What action was taken by written consent?

We obtained stockholder consent for an amendment to our articles of incorporation to effect a reverse stock split of our common stock by a ratio of not less than 1-for-100 and not more than 1-for-1,000 at any time prior to the one year anniversary of filing the definitive information statement with respect to the reverse split, with the Board of Directors having the discretion as to whether or not the reverse split is to be effected, and with the exact ratio of any reverse split to be set at a whole number within the above range as determined by the Board in its discretion.

What vote was obtained to approve the amendment to the actions described in this information statement?

On September 30, 2021, we obtained the approval of Andrew Van Noy, our chief executive officer and chairman, to approve the amendment to our articles of incorporation. Mr. Van Noy is the holder of our 1,000 outstanding shares of Series H Preferred Stock, which provides him with 51% of the voting power of the Company’s stockholders.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $10,000.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the names of our executive officers and directors and all persons known by us to beneficially own 5% or more of our issued and outstanding common stock at October 19, 2021. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock issuable upon exercise or conversion of options or warrants or other convertible securities held by that person that are currently exercisable or become exercisable within 60 days of October 19, 2021 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The percentage ownership of each beneficial owner is based on 1,007,953,473 outstanding shares of common stock. Except as otherwise listed below, the address of each person is c/o AiAdvertising, Inc., 321 Sixth Street, San Antonio, TX 78215. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name, Title and Address	Number of Shares Beneficially Owned (1)	Percentage Ownership
Andrew Van Noy Chief Executive Office and Chairman (2)	124,540,724	11.0%
Isabel Gongora Chief Financial Officer (3)	4,138,889	*
Kevin Myers Director (4)	44,411,872	4.2%
Richard Berliner Director	0	-
All executive officers and directors as a group (4 persons)	173,091,485	14.7%
Zachary Bartlett Vice President of Communications (5)	67,533,303	6.5%
Jerry Hug Director of Operations (6)	114,840,183	10.2%

*	Less than 1%

(1)	Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	Includes 115,936,073 shares which may be purchased by Mr. Van Noy pursuant to stock options that are exercisable within 60 days of October 19, 2021. Mr. Van Noy also owns our 1,000 shares of Series H Preferred Stock, which provides him with 51% of the voting power of our stockholders.
(3)	Represents shares underlying options that have vested or will vest within 60 days.
(4)	Includes 44,411,872 shares which may be purchased by Mr. Myers pursuant to stock options that are exercisable within 60 days of October 19, 2021.
(5)	Includes 35,000,000 shares which may be purchased by Mr. Bartlett pursuant to stock options that are exercisable within 60 days of October 19, 2021.
(6)	Includes 114,840,183 shares which may be purchased by Mr. Hug pursuant to stock options that are exercisable within 60 days of October 19, 2021.

APPROVAL OF REVERSE STOCK SPLIT TO BE EFECTED AT DISCRETION OF BOARD OF DIRECTORS

Our board of directors and the holder of a majority of the voting power of our stockholders have approved an amendment to the articles of incorporation to effect a reverse stock split of our common stock by a ratio of not less than 1-for-100 and not more than 1-for-1,000 at any time prior to the one year anniversary of filing the definitive information statement with respect to the reverse stock split, with the Board having the discretion as to whether or not the reverse stock split is to be effected, and with the exact ratio of any reverse stock split to be set at a whole number within the above range as determined by the Board in its discretion.

The form of the proposed amendment to effect a reverse split of our issued and outstanding common stock will be substantially as set forth on Appendix A (subject to any changes required by applicable law). The reverse stock split would permit (but not require) our Board to effect a reverse split of our issued and outstanding common stock at any time prior to the one year anniversary of filing the definitive information statement with respect to the reverse split, by a ratio of not less than 1-for-100 and not more than 1-for-1,000, with the exact ratio to be set at a whole number within this range as determined by our Board in its sole discretion. We believe that enabling our Board to set the ratio within the stated range will provide us with the flexibility to implement the reverse split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio, if any, our Board may consider, among other things, factors such as:

●	the initial listing requirements of Nasdaq (as further discussed below);

●	the historical trading price and trading volume of our common stock;

●	the number of shares of our common stock outstanding;

●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse split on the trading market for our common stock;

●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

●	prevailing general market and economic conditions.

Our Board reserves the right to elect to abandon the reverse split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the reverse split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the reverse split determined by our Board, stockholders with no less than 100 shares and no more than 1,000 shares of existing common stock, may be combined into one share of common stock. Any fractional shares will be rounded up to the next whole number. The amendment to effect the reverse split, if any, will include only the reverse split ratio determined by our Board to be in the best interests of our stockholders.

Background and Reasons for the Reverse Split; Potential Consequences of the Reverse Split

The Company has applied to have its common stock listed on the Nasdaq Capital Market, or Nasdaq.

The primary purpose of the reverse split is to increase the market price of our common stock to enhance our ability to meet the initial listing requirements of Nasdaq and to make our common stock more attractive to a broader range of institutional and other investors.

We believe that the reverse split will enhance our ability to obtain an initial listing on Nasdaq. A Nasdaq listing generally requires, among other items, an initial bid price of least $4.00 per share and following initial listing, maintenance of a continued price of at least $1.00 per share. Reducing the number of outstanding shares of our common stock should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that our minimum bid price would remain following the reverse split above any applicable minimum price requirement. There is no assurance that, even if the reverse split results in our common stock meeting any applicable minimum price requirement, that we will meet all other requirements for listing our common stock on Nasdaq or that our application will be approved.

Additionally, we believe that authorizing the reverse split is advisable because we anticipate that the expected increase to the market price of our common stock as a result of implementing the reverse split may improve the marketability and liquidity of our common stock and encourage interest and trading in our stock. The reverse split could allow a broader range of institutions to invest in our stock (namely, investors that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing the liquidity of our common stock. The reverse split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

For the reasons discussed herein, we believe that authorizing the board of directors to effect the reverse split is in the Company’s and our shareholders’ best interests.

While reducing the number of our outstanding common stock through the reverse split is intended, absent other factors, to increase the per share market price of our common stock, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse split, if completed, will result in the intended benefits described above. Additionally, we cannot assure you that the market price per share of our common stock after the reverse split will increase in proportion to the reduction in the number of our common stock outstanding before the reverse split. Accordingly, the total market capitalization of our common stock after the reverse split may be lower than the total market capitalization before the reverse split.

Procedure for Implementing the Reverse Split

The reverse split would become effective upon the filing of the amendment with the Secretary of State of Nevada. The exact timing of the filing of the amendment to effect the reverse split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse split if, at any time prior to filing the amendment, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the reverse split. If the amendment effecting the reverse split has not been filed with the Secretary of State of Nevada by the close of business on the one year anniversary of the filing of the definitive information statement for the reverse split, our board of directors will abandon the reverse split.

Effect of the Reverse Split on Holders of Outstanding common stock

Our articles of incorporation currently authorizes us to issue a maximum of 10,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Our issued and outstanding securities, as of October 19, 2021, are as follows:

●	1,007,953,473 shares of common stock;

●	450,625,000 shares of common issuable upon conversion of 18,025 outstanding shares of Series B Preferred Stock;

●	144,250,000 shares of common stock issuable upon conversion of 14,425 outstanding shares of Series C Preferred Stock;

●	215,052,500 shares of common stock issuable upon conversion of 86,021 outstanding shares of Series D Preferred Stock;

●	20,000,000 shares of common stock issuable upon conversion of 10,000 outstanding shares of Series E Preferred Stock;

●	136,684,211 shares of common stock issuable upon conversion of 2,597 outstanding shares of Series G Preferred Stock;

●	1,000 shares of Series H Preferred Stock, which are not convertible into common stock;

●	790,233,332 shares of our common stock issuable upon exercise of outstanding stock options, with a weighted average exercise price of $0.006 per share;

●	171,428,572 shares of common stock issuable upon exercise of warrants with an exercise price of $0.0454; and

●	11,703,869 shares of common stock issuable upon exercise of warrants, with an exercise price of $0.08.

Depending on the ratio for the reverse split determined by our board of directors, a minimum of 100 and a maximum of 1,000 shares of existing common stock will be combined into one new share of common stock. The table below shows, based on 1,007,953,473 outstanding shares as of October 19, 2021, the number of outstanding shares of common stock that would result from the listed hypothetical reverse split ratios (without giving effect to the treatment of fractional shares):

Reverse Split Ratio	Approximate Number of Outstanding Shares of common stock Following the reverse split

1-for-100	10,079,535
1-for-250	4,031,814
1-for-500	2,015,907
1-for-750	1,343,938
1-for-1,000	1,007,954

The actual number of shares issued after giving effect to the reverse split, if implemented, will depend on the reverse split ratio that is ultimately determined by our Board and the number of shares outstanding at that time.

The reverse split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the reverse split will be rounded up to the next whole number. In addition, the reverse split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The implementation of the reverse split will result in an increased number of available authorized shares of common stock. At present, other than in connection with the possible conversion or exercise of outstanding warrants, options, and convertible preferred stock (each at the option of their respective holders), and other than in connection with the Company’s need to raise additional capital to meet the listing standards of a national securities exchange, the board of directors has no other plans to issue the additional shares of common stock authorized by the amendment. However, it is possible that some of these additional shares could be used in the future for various other purposes without further shareholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our securities may then be listed. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, and expanding the Company’s business or product lines through the acquisition of other businesses or products.

The reverse split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Upon completion of the reverse split, our common stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. After the reverse split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Subject to our application to list our common stock on Nasdaq, as discussed above, our common stock will continue to be listed on the OTC Markets under the symbol “AIAD.”

Beneficial Holders of Common Stock (i.e. Stockholders who hold in street name)

Upon the implementation of the reverse split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. Stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-reverse split common stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Until surrendered, we will deem outstanding certificates representing shares of our common stock (the “Old Certificates”) held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse split common stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for certificates representing the appropriate number of whole shares of post-reverse split common stock (the “New Certificates”). If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the reverse split. Therefore, we will not issue certificates representing fractional shares. In lieu of issuing fractions of shares, we will round up to the next whole number.

Effect of the Reverse Split on Options, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse split ratio determined by the Board, proportionate adjustments are generally required to be made to the per share exercise or conversion price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the reverse split as was the case immediately preceding the reverse split.

Accounting Matters

The proposed amendment to the Company’s articles of incorporation, will not affect the par value of our common stock per share, which will remain $0.001 par value per share. As a result, the total of the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the reverse split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Split

The following summary describes certain material U.S. federal income tax consequences of the reverse split to holders of our common stock:

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder. This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this information statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the reverse split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The reverse split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the reverse split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post- split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the reverse split.

No Appraisal Rights

Under Nevada law and our charter documents, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the reverse split.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This information statement includes forward-looking statements. You can identify our forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions. The forward-looking statements are based on management’s current expectations, estimates and projections about us. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict, including those risks set forth in the Company’s filings with the SEC. Actual outcomes and results may differ materially from what the Company has expressed or forecast in the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

We are subject to the information and reporting requirements of the Exchange Act and in accordance with such act we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information are available at the SEC’s website at www.sec.gov

	By	Order of the Board of Directors

/s/ Andrew Van Noy
Chief Executive Officer and
November 1, 2021		Chairman of the Board

Appendix A

Form of Certificate of Amendment

To Articles of Incorporation

Of AiAdvertising, Inc.

The following is hereby added to the end of Article IV:

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Articles of Incorporation, each [*] shares of common stock issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock without any further action by the Corporation or the holder thereof (the “reverse split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number.

*	Whole number between 100 and 1,000 as determined by the Board of Directors in its sole discretion.